Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

dated as of March 14, 2022

among

SMART FOR LIFE, INC.,

CEAUTAMED WORLDWIDE, LLC,

RMB INDUSTRIES, INC.,

RTB CHILDRENS TRUST,

AND

D&D HAYES, LLC

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT, dated as of March 14, 2022 (the “Agreement”), among SMART FOR LIFE, INC., a Delaware corporation (the “Buyer”), CEAUTAMED WORLDWIDE, LLC, a Florida limited liability company (the “Company”), RMB INDUSTRIES, INC. (“RMB”), RTB CHILDRENS TRUST (“RTB”) and D&D HAYES, LLC (“D&D”, and together with RMB and RTB, the “Sellers”).

RECITALS

A. Prior to the Closing (as defined herein), (i) the Company and the Sellers shall enter into that certain Contribution and Exchange Agreement (the “Contribution Agreement”) pursuant to which, among other things, the Sellers shall contribute all of their membership interests in Wellness Watchers Global, LLC (“WWG”) and Greens First Female, LLC (“GFF”) to the Company in exchange for membership interests in the Company and (ii) Ceautamed shall repurchase, effective as of the Closing (the “Ceautamed Repurchase”), the thirty three percent (33%) membership interest in Ceautamed that is owned by a Person (other than the Sellers)(the transactions contemplated by (i) and (ii), the “Reorganization”).

B. After giving effect to the Reorganization, the Sellers shall be the beneficial owners of 100% of the issued and outstanding membership interests of the Company, constituting all of the issued and outstanding voting and other securities of the Company on a fully-diluted basis (such securities, the “Securities”).

C. Sellers desire to sell all of the Securities to the Buyer, and the Buyer desires to purchase the Securities from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Securities, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1 Certain Definitions. When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1:

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Agreement Date” means the date of this Agreement.

“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (d) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (e) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in Miami, Florida are authorized or required by Law to close.

“Closing Working Capital” means the difference, as of 12:01 a.m. Eastern Time on the Closing Date, between (a) the sum of accounts receivable, inventory, prepaid expenses and other current assets of the Company and its Subsidiaries (but only to the extent included in the line item categories of current assets specifically identified on the Preliminary Balance Sheet), on a combined basis, as of 12:01 a.m. Eastern Time on the Closing Date, which shall be reflected on the Closing Date Balance Sheet, less (b) the accounts payable, accrued expenses, customer deposits, sales taxes payable, and other current liabilities of the Company and its Subsidiaries (but only to the extent included in the line item categories of current liabilities specifically identified on the Preliminary Balance Sheet), on a combined basis, as of 12:01 a.m. Eastern Time on the Closing Date, as reflected on the Closing Date Balance Sheet, in each case, determined in accordance with GAAP and in a manner consistent with the Company’s historical financial statements, to the extent consistent with GAAP. For the avoidance of doubt, (i) any outstanding indebtedness for borrowed money of the Company or its Subsidiaries as of the Closing and which results in an adjustment to the Purchase Price pursuant to Section 2.2(c) shall not be included in clause (b) of the Closing Working Capital calculation and (ii) any outstanding accounts payable which are being discharged in connection with the Ceautamed Repurchase shall not be included in clause (b) of the Closing Working Capital calculation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 19, 2021, by and between the Company (and/or one or more of its Affiliates) and Buyer (or its Affiliate).

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“IRS” means the Internal Revenue Service.

“Knowledge of the Sellers” or any similar phrase means the actual knowledge of the Sellers after reasonable inquiry.

“Law” means any statute, law, ordinance, rule, regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Material Adverse Effect” means any material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no change, event, circumstance, development, occurrence or effect to the extent arising from or attributable or relating to any of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) the public announcement or pendency of this Agreement or any of the transactions contemplated herein, including the impact thereof on the relationships of the Company and its Subsidiaries with their suppliers, consultants, employees or independent contractors or other third parties with whom the Company or any Subsidiary has any relationship, (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operate or participate, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company or any Subsidiary has material operations or sales, except to the extent any such condition has a material disproportionate effect on the Company and its Subsidiaries relative to other Persons principally engaged in the same industry as the Company and its Subsidiaries, (iii) the taking of any action required by this Agreement or taken at the written request of the Buyer, (iv) any breach by the Buyer of this Agreement, (v) any change in GAAP or applicable Laws (or interpretation thereof), (vi) any acts of God, calamities, acts of war or terrorism, epidemics, pandemics, disease outbreaks (including COVID-19, SARS-CoV-2 virus or any mutation or variation thereof) or national or international political or social conditions, except to the extent any such condition has a material disproportionate effect on the Company and its Subsidiaries relative to other Persons principally engaged in the same industry as the Company and its Subsidiaries, or (vii) any failure in and of itself (as distinguished from any change or effect giving rise to or contributing to such failure) by the Company and its Subsidiaries to meet any projections or forecasts for any period.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“QofE Firm” means Anchor Business Valuations & Financial Services, LLC.

“Pro Rata Share” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Schedule I hereto, which Schedule I shall be provided by the Sellers to Buyer prior to Closing.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever.

“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all assets of the Company, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Securities or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction. For the avoidance of doubt, the Reorganization and the transactions contemplated thereby do not constitute a Transaction Proposal.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“Working Capital Target” means a dollar amount (which may be positive or negative) to be agreed upon by the Company and the Buyer following the execution of this Agreement, which the parties will agree represents the average monthly working capital for the twelve (12) month period ended December 31, 2021.

“$” means United States dollars.

For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof; and (ix) all accounting terms used and not defined herein have the respective meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE OF THE SECURITIES

2.1 Purchase and Sale of the Securities. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to the Sellers for the Securities in the aggregate at the Closing Nine Million Seven Hundred and Fifty Thousand Dollars ($9,750,000) (the “Purchase Price”), subject to adjustment as described in Section 2.2 below, by delivery of (i) cash in the amount of Four Million Eight Hundred and Seventy Five Thousand Dollars ($4,875,000) (the “Cash Portion”), constituting fifty percent (50%) of the Purchase Price, payable by wire transfer of immediately available funds to the bank accounts identified by Sellers to Buyer in writing at least two (2) business days prior to the Closing Date, (ii) two secured subordinated convertible promissory notes (each, a “Buyer Note I”), in the form to be agreed to by the Company and the Buyer, in the aggregate principal amount of Two Million Four Hundred Thirty Seven Thousand and Five Hundred Dollars ($2,437,500), constituting twenty five percent (25%) of the Purchase Price, and (iii) two secured subordinated non-convertible promissory notes (each, a “Buyer Note II,” and together each Buyer Note I the “Buyer Notes”), in the form to be agreed to by the Company and the Buyer, in the aggregate principal amount of Two Million Four Hundred Thirty Seven Thousand and Five Hundred Dollars ($2,437,500), constituting twenty-five percent (25%) of the Purchase Price. All payments to be made under this Agreement of the Cash Portion, the Buyer Notes and any positive adjustments to the Purchase Price shall be made to the Sellers in accordance with their respective Pro Rata Shares.

2.2 Adjustments to Purchase Price.

(a) Adjusted EBITDA Adjustments.

(i) The Purchase Price is based upon a six point five (6.5) times multiple of estimated Adjusted EBITDA (as such term shall be defined by the mutual agreement of the Company and the Buyer) for the calendar year 2021 (“2021 Adjusted EBITDA”). The Buyer has engaged the QofE Firm to prepare a quality of earnings report on the Company and its Subsidiaries (the “Quality of Earnings Report”) and shall cause the Quality of Earnings Report to be delivered to the Company and the Sellers by no later than the fourteenth (14th) day following the Agreement Date. The Purchase Price shall be adjusted upwards or downwards upon delivery of the Quality of Earnings Report to all parties based upon the difference between six point five (6.5) times the 2021 Adjusted EBITDA as shown in the Quality of Earnings Report and the Purchase Price. The adjusted Purchase Price shall be allocated among (i) the Cash Portion, Buyer Note I and Buyer Note II based on the percentage of the Purchase Price that each such component of consideration makes up as described above in Section 2.1 and (ii) the Sellers in accordance with their respective Pro Rata Shares.

(ii) In the event the Company or the Sellers do not agree with the 2021 Adjusted EBITDA as set forth in the Quality of Earnings Report for any reason, the Company or the Sellers shall so inform the Buyer in writing within twenty (20) days of their receipt thereof, such writing to set forth the objections of the Company and the Sellers in reasonable detail. If the Company and the Sellers, on the one hand, and the Buyer, on the other hand, cannot reach agreement as to any disputed matter relating to the 2021 Adjusted EBITDA as set forth in the Quality of Earnings Report within fifteen (15) days after notification by the Company or the Sellers to the Buyer of a dispute, they shall forthwith refer the dispute to an independent accounting firm mutually agreeable to the Company and the Sellers, on the one hand, and the Buyer, on the other hand, for resolution, with the understanding that such firm shall resolve all disputed items within twenty (20) days after such disputed items are referred to it. If the Buyer, on the one hand, and the Company and the Sellers, on the other hand, are unable to agree on the choice of an independent accounting firm, they shall select an independent accounting firm by lot from up to three firms proposed by each of the Company and the Sellers, on the one hand, and Buyer, on the other hand (after excluding their respective regular outside accounting firms and the QofE Firm). Each of the Sellers, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such independent accounting firm. The decision of the independent accounting firm with respect to all disputed matters relating to the 2021 Adjusted EBITDA shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer, subject to the last sentence of this Section 2.2(a)(ii). In addition, if the Company and the Sellers do not object to within the 20-day period referred to above, the 2021 Adjusted EBITDA shall be deemed final and conclusive and binding upon the Sellers and the Buyer, subject to the last sentence of this Section 2.2(a)(ii). Notwithstanding the foregoing or anything contained in this Agreement to the contrary, in the event that the 2021 Adjusted EBITDA is determined by the independent accounting firm to be equal to or less than $1,500,000, then Buyer, on the one hand, or the Company and the Sellers, on the other hand, may elect to terminate this Agreement, unless the Buyer notifies the Company and the Sellers, in writing, within five (5) days following such determination of 2021 Adjusted EBITDA that there shall be no reduction to the Purchase Price pursuant to this Section 2.2(a) as a result of 2021 Adjusted EBITDA being equal to or less than $1,500,000.

(iii) The Company and the Sellers shall be entitled to have access to the books and records and other information relating to the Company that was used by the QofE Firm to prepare the Quality of Earnings Report, including the work papers prepared in connection with the preparation of the Quality of Earnings Report and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

(b) Working Capital Adjustment.

(i) At the Closing, the Sellers shall deliver to the Buyer an unaudited, combined estimated balance sheet of the Company and its Subsidiaries (the “Preliminary Balance Sheet”) as of 12:01 a.m. Eastern Time on the Closing Date together with a statement (the “Estimated Closing Certificate”) setting forth in reasonable detail the Company’s good faith estimate of Closing Working Capital based upon the books and records of the Company and its Subsidiaries maintained in a manner consistent with the policies and practices of the Company and its Subsidiaries prior to the Closing and which Estimated Closing Certificate shall in any event be prepared in accordance with GAAP (and in a manner consistent with the Company’s historical financial statements, to the extent consistent with GAAP) so as to present fairly in all material respects the financial conditions of the Company as of such date.

(ii) Within ninety days (90) after the Closing Date, the Buyer shall prepare and deliver to the Sellers an unaudited, combined balance sheet of the Company and its Subsidiaries as of 12:01 a.m. Eastern Time on the Closing Date (the “Closing Date Balance Sheet”) and all calculations, work papers and supporting documents (the “Supporting Documentation”) as of 12:01 a.m. Eastern Time on the Closing Date, together with a statement (the “Closing Certificate”) setting forth in reasonable detail the Buyer’s good faith determination of Closing Working Capital based upon the books and records of the Company and its Subsidiaries maintained in a manner consistent with the policies and practices of the Company and its Subsidiaries prior to the Closing and which Closing Certificate shall in any event be prepared in accordance with GAAP (and in a manner consistent with the Company’s historical financial statements, to the extent consistent with GAAP) in a manner consistent with the Preliminary Balance Sheet so as to present fairly in all material respects the financial conditions of the Company as of such date. Until the Closing Working Capital is finally determined pursuant to this Section 2.2(b), Buyer shall afford the Sellers (and their Representatives) reasonable access to all books and records and all personnel used to prepare, or otherwise relevant to the calculation of, the Closing Date Balance Sheet and Closing Working Capital that are under control of or in the possession of Buyer or the Company (or their respective Representatives). If Buyer fails to timely deliver the Closing Certificate, Closing Date Balance Sheet and Supporting Documentation pursuant to this Section 2.2(b)(ii), then, at the written election of the Sellers delivered prior to its receipt of such documents, the Estimated Closing Certificate shall be conclusive, final and binding on all parties hereto.

(iii) In the event the Sellers do not agree with the Closing Working Capital as set forth in the Closing Certificate, the Sellers shall so inform the Buyer in writing within thirty (30) days of the Sellers’ receipt thereof, such writing to set forth the objections of the Sellers in reasonable detail. If the Sellers and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Working Capital as set forth in the Closing Certificate within fifteen (15) days after notification by the Sellers to the Buyer of a dispute, they shall forthwith refer the dispute to an independent accounting firm mutually agreeable to the Sellers and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within thirty (30) days after such disputed items are referred to it.

(iv) The independent accounting firm will consider only those items and amounts set forth in the Closing Certificate as to which Buyer and the Sellers have disagreed within the time periods and on the terms specified above and must resolve such matters in accordance with the terms and provisions of this Agreement. Each party may furnish to the independent accounting firm such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other party. The independent accounting firm shall resolve each item of disagreement based solely on the supporting material provided and the terms of this Agreement by the parties and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the independent accounting firm. The independent accounting firm shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains, as applicable, a final statement of Closing Working Capital. Such report shall be final and binding upon Buyer and the Sellers absent manifest error. If the Buyer and the Sellers are unable to agree on the choice of an independent accounting firm, they shall select an independent accounting firm by lot from up to three (3) firms proposed by each of the Sellers and Buyer (after excluding their respective regular outside accounting firms and the QofE Firm). Each of the Sellers and the Buyer shall bear one-half of the costs of such independent accounting firm. If the Sellers do not object to the Closing Working Capital as set forth in a timely delivered Closing Certificate within the thirty (30) day period referred to above, the Closing Working Capital as set forth in the timely delivered Closing Certificate shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

(v) If the Closing Working Capital, as finally determined pursuant to this Section 2.2(b), exceeds the Working Capital Target, then the Buyer shall promptly (and, in any event, within five (5) Business Days) pay to the Sellers an amount that is equal to such excess as follows: (i) fifty percent (50%) shall be paid in cash; (ii) twenty-five percent (25%) shall be paid through an increase in the principal amount of the Sellers’ Buyer Note I; and (iii) twenty-five percent (25%) shall be paid through an increase in the principal amount of the Sellers’ Buyer Note II. If the Working Capital Target exceeds the Closing Working Capital, as finally determined pursuant to this Section 2.2(b), then each Seller shall, severally but not jointly (in accordance with each Seller’s Pro Rata Share), promptly (and, in any event, within five (5) Business Days) pay to the Buyer an amount that is equal to its portion of the deficiency (based on such Seller’s Pro Rata Share of the deficiency) as follows: (i) fifty percent (50%) shall be paid in cash; (ii) twenty-five percent (25%) shall be paid through the reduction in the principal amount of such Seller’s Buyer Note I; and (iii) twenty-five percent (25%) shall be paid through the reduction in the principal amount of such Seller’s Buyer Note II.

(c) Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the sum of (i) the amount of any outstanding indebtedness of the Company for borrowed money existing as of 12:01 a.m. Eastern Time on the Closing Date and (ii) the cost to consummate the Ceautamed Purchase, and the Buyer shall be responsible for making the payments covered by clauses (i) and (ii) above at the Closing. Any such decrease in the Purchase Price shall be allocated among the Sellers in accordance with their respective Pro Rata Shares,

(d) Adjustment for Cash. The Cash Portion shall be increased by any cash and cash equivalents of the Company and its Subsidiaries as of 12:01 a.m. Eastern Time on the Closing Date. Any such increase in the Cash Portion shall be allocated among the Sellers in accordance with their respective Pro Rata Shares

2.3 Closing. The consummation of the Acquisition (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties hereto on a date that is no later than two (2) Business Days immediately following the day on which the last of the conditions to closing contained in Article VII (other than any conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with this Agreement or at such other location or on such other date as the Buyer and the Company may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay the Purchase Price to the Sellers, adjusted in accordance with Section 2.2(a), with the Cash Portion to be paid to the Sellers by transfer of immediately available funds in accordance with instructions provided by the Sellers, and (ii) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement, including, without limitation, the Buyer Notes.

(b) At the Closing, the Sellers will deliver to the Buyer (i) an assignment of the Securities in form satisfactory to the Buyer showing the Buyer as the sole owner of the Securities, and (ii) all other documents, instruments or certificates required to be delivered by the Sellers at or prior to the Closing pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally but not jointly, represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof, except as set forth in the schedule to accompany this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule has been arranged for purposes of convenience only, in sections corresponding to the Sections of this Article III and Article IV. Each section of the Company Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Company Disclosure Schedule. The Sellers shall provide the Company Disclosure Schedule within fifteen (15) days following the execution and delivery of this Agreement.

3.1 Authority and Enforceability. Such Seller has the requisite corporate or limited liability company power to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2 Noncontravention.

(a) Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) to the knowledge of such Seller violate any Law applicable to such Seller or (ii) violate any Contract to which such Seller is a party, except to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement by such Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) as set forth in Section 3.2(b) of the Company Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.3 The Securities.

(a) Such Seller holds of record and owns beneficially all of its Securities, free and clear of all Liens, other than (a) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (b) statutory Liens of landlords and workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business or that are being contested in good faith, (c) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets they affect, (d) Liens that will be released prior to or as of the Closing, (e) Liens arising under this Agreement, (f) Liens created by or through the Buyer, and (g) Liens set forth in Section 3.3(a) of the Company Disclosure Schedule (the “Permitted Liens”).

(b) Except as set forth in this Agreement, such Seller is not party to any Contract obligating such Seller to vote or dispose of any Securities of, or other equity or voting interests in, the Company owned by such Seller.

3.4 Brokers’ Fees. Except as set forth in Section 3.4 of the Company Disclosure Schedule, such Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

3.5 Investment Representations The Buyer Notes to be acquired by such Seller are being acquired for its own account, for investment purposes and not with a view to the sale or distribution of all or any part of such Buyer Notes, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder. Such Seller has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of purchasing the Buyer Notes to be acquired by such Seller. Such Seller has reviewed copies of such documents and other information as such Seller has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Buyer Notes. Such Seller understands that the Buyer Notes to be acquired by such Seller may not be sold, transferred or otherwise disposed of without registration under the Securities Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Buyer Notes to be acquired by such Seller or an available exemption from registration under the Securities Act, the Buyer Notes to be acquired by such Seller must be held indefinitely. Further, such Seller understands and has the financial capability of assuming the economic risk of an investment in the Buyer Notes to be acquired by such Seller for an indefinite period of time. Such Seller has been advised by the Buyer that such Seller will not be able to dispose of the Buyer Notes to be acquired by such Seller, or any interest therein, without first complying with the relevant provisions of the Securities Act and any applicable state securities laws. Such Seller understands that the provisions of Rule 144 promulgated under the Securities Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Buyer Notes to be acquired by such Seller. Such Seller acknowledges that the Buyer is under no obligation to register the Buyer Notes to be acquired by such Seller except as otherwise expressly set forth in this Agreement or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Securities Act or any state securities laws with respect to sales of the Buyer Notes in the future. Such Seller is an “Accredited Investor” as defined in rule 501 (a) of Regulation D of the Securities Act.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Each Seller, jointly and severally, represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the Company Disclosure Schedule. Any representation or warranty concerning the Company shall be deemed to be a representation concerning the Company and their Subsidiaries, if any, as a whole, unless the context specifically requires otherwise (it is acknowledged that Section 4.1(b) and Section 4.3 (other than Section 4.3(e)) do not apply to the Subsidiaries).

4.1 Organization, Qualification and Corporate Power; Authority and Enforceability.

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite limited liability company power and authority, directly or indirectly, to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Company, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, including principles of commercial reasonableness , good faith and fair dealing, whether such enforceability is considered in a proceeding in equity or at Law.

4.2 Subsidiaries. Section 4.2 of the Company Disclosure Schedule sets forth for each Subsidiary of the Company: (i) its name and jurisdiction of incorporation or formation, (ii) the number of shares or membership interests of authorized capital of each class of its capital stock or membership interests (to the extent applicable in the case of a Subsidiary that is a limited liability company), (iii) the number of issued and outstanding equity interests of each class of its capital stock or membership interests, the names of the holders thereof, and the number of shares held by each such holder and (iv) the number of membership interests or shares of its capital stock held in treasury. All of the issued and outstanding membership interests or shares of capital stock of each Subsidiary have been duly authorized and are validly issued, fully paid, and nonassessable. The Company and/or one of its Subsidiaries holds of record and owns beneficially all of the outstanding membership interests or shares of capital stock of each Subsidiary, free and clear of any Liens. There are no outstanding or authorized options, warrants, preemptive rights, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any membership interests or capital stock of any Subsidiary or that could require any Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own membership interests or capital stock. There are no outstanding stock or equity appreciation, phantom stock or equity, profit participation, or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any membership interests or capital stock of any Subsidiary. Except as set forth in Section 4.2 of the Company Disclosure Schedule, none of the Company nor any of their Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a direct or indirect Subsidiary of the Company.

4.3 Capitalization.

(a) The Securities are the only securities of the Company that are authorized, issued and outstanding. No other membership interests or other securities giving a person the right to a membership interest or other ownership interest in the Company are authorized, issued or outstanding.

(b) There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any membership interests or voting interests of the Company and there are no “phantom equity” rights, interest appreciation rights or other similar rights with respect to the Company. There are no Contracts of any kind to which the Company is a party or by which the Company is bound, obligating the Company to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional equity interests of, or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, equity interests of, or other voting interests in, the Company, or any “phantom equity” right, equity appreciation right or other similar right with respect to the Company, or obligating the Company to enter into any such Contract.

(c) There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from the Securities or other voting interest of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s members or partners may vote.

(d) There are no Contracts, contingent or otherwise, obligating the Company to repurchase, redeem or otherwise acquire any securities of, or other voting interests in, the Company. There are no voting trusts, registration rights agreements or member agreements to which the Company is a party with respect to the voting of the membership interests of the Company, as applicable, or with respect to the granting of registration rights the Company. There are no rights plans affecting the Company.

(e) Except as set forth in Section 4.3(e) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Company and its Subsidiaries.

4.4 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the articles of formation or operating agreement (or comparable organization documents, as applicable) of the Company, (ii) to the Knowledge of the Sellers and assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Company on the date hereof or (iii) except as set forth in Section 4.4(a) of the Company Disclosure Schedule, violate any Contract to which the Company is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) as set forth in Section 4.4(b) of the Company Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5 Financial Statements. Prior to the Closing, the Company shall deliver true and complete copies of the unaudited compilation statements consisting of the balance sheet and the related statement of revenue and expenses, partners’ capital and supporting schedules for the years ended December 31, 2021 and December 31, 2020 (the “Financial Statements”). When delivered, the Financial Statements shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated on the notes thereto) and, on that basis, fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of the indicated dates and for the indicated periods. Taxes. All material Tax Returns required to have been filed by the Company have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

(b) To the Knowledge of the Sellers, there is no audit pending against the Company in respect of any Taxes. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Company has withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any Tax allocation or sharing agreement.

4.7 Compliance with Laws and Orders; Permits.

(a) The Company is in compliance with all Laws and Orders to which the business of the Company are subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to conduct its business as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.8 No Undisclosed Liabilities. The Company does not have any Liability, of a nature that would be required to be disclosed on a corporate balance sheet prepared in accordance with GAAP, except for (i) Liabilities set forth in the Financial Statements and (ii) Liabilities which have arisen since December 31, 2021 in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

4.9 Tangible Personal Assets.

(a) The Company has good title to, or a valid interest in, all of its tangible personal assets, free and clear of all Liens, other than (i) Permitted Liens or (ii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Company thereof to conduct its business as currently conducted and does not adversely affect the value of, or the ability to sell, such personal properties and assets.

(b) The Company’s tangible personal assets are in good operating condition, working order and repair, subject to ordinary wear and tear and, to the Sellers’ Knowledge, free from material defects (other than defects that do not interfere with the continued use thereof in the conduct of normal operations).

4.10 Real Property.

(a) Owned Real Property. The Company does not own any real property.

(b) Leased Real Property. Section 4.10(b) of the Company Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Company is either lessor or lessee (the “Real Property”). The Sellers shall make available to the Buyer prior to Closing true and complete copies of each Real Property Lease. To the Knowledge of the Sellers, (i) all Real Property Leases are valid and binding Contracts of the Company and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (ii) neither the Company or any other party thereto, is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Real Property Lease, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11 Intellectual Property.

(a) “Intellectual Property” means (i) trade secrets, inventions, confidential and proprietary information, know-how, formulae and processes, (ii) patents (including all provisionals, reissues, divisions, continuations and extensions thereof) and patent applications, (iii) trademarks, trade names, trade dress, brand names, domain names, trademark registrations, trademark applications, service marks, service mark registrations and service mark applications (whether registered, unregistered or existing at common law, including all goodwill attaching thereto), (iv) copyrights, including copyright registrations, copyright applications and unregistered common law copyrights; and (v) and all licenses for the Intellectual Property listed in items (i) – (iv) above.

(b) Section 4.11(b) of the Company Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Company (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(c) All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(d) Except as set forth on Section 4.11(d) of the Company Disclosure Schedule, (i) the Company is the exclusive owner of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Sellers no proceedings have been instituted, are pending or are threatened that challenge the rights of the Company in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the actual Knowledge of the Sellers (and without any duty of inquiry or investigation), the use of the Company-Owned Intellectual Property as currently used by the Company in the conduct of the Company’s business does not infringe, dilute, misappropriate or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Company has made no written claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

(e) Except as set forth in Section 4.11(e) of the Company Disclosure Schedule, the Company has not permitted or licensed any Person to use any Company-Owned Intellectual Property.

(f) Section 4.11(f) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Company licenses from a Person Intellectual Property that is material to and used in the conduct of the business by the Company.

(g) To the Knowledge of the Sellers, the Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Company is licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.12 Absence of Certain Changes or Events.

Since December 31, 2021, no Material Adverse Effect has occurred. Without limiting the generality of the foregoing, except for the Reorganization and the transactions contemplated thereby, since December 31, 2021:

(a) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

(c) no party (including the Company) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Company is a party or by which it is bound;

(d) the Company has not imposed any Liens upon any of their assets, tangible or intangible;

(e) the Company has not made any capital expenditure (or series of related capital expenditures) involving more than $50,000;

(f) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $50,000;

(g) the Company has not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h) there has been no change made or authorized in the articles of formation, operating agreement or governing agreement of the Company;

(i) the Company has not issued, sold, or otherwise disposed of any of their membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of their membership interests;

(j) the Company has not made any loan to, or entered into any other transaction with, any of their directors, officers, and employees outside the ordinary course of business;

(k) the Company has not entered into any employment contract or modified the terms of any existing such contract or agreement;

(l) the Company has not granted any increase in the base compensation of any of their directors, officers, and employees outside the ordinary course of business;

(m) the Company has not committed to any of the foregoing.

4.13 Contracts.

(a) Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, as of the date hereof, the Company is not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Company to engage or compete in any manner of the business presently conducted by the Company; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material business of the Company; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness for borrowed money in excess of $100,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of stock or other equity interests, sale of assets or otherwise) other than this Agreement; and (v) Contract that involves performance of services or delivery of goods or materials by or to the Company in an amount or with a value in excess of $100,000 in any 12-month period (which period may extend past the Closing).

(b) The Sellers shall make available to the Buyer prior to the Closing true and complete copies of each of the Contracts set forth in Section 4.13(a) of the Company Disclosure Schedule. To the Knowledge of the Sellers, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither the Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.14 Litigation. Except as set forth in Section 4.14 of the Company Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened against the Company that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.15 Employee Benefits.

(a) Section 4.15(a) of the Company Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Company (the “Company Benefit Plans”). The Sellers shall make available to the Buyer prior to the Closing copies of (i) each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as set forth in Section 4.15(b) of the Company Disclosure Schedule, (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Sellers, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16 Labor and Employment Matters. Section 4.16 of the Company Disclosure Schedule sets forth a list of all written employment agreements that obligate the Company to pay an annual salary of $50,000 or more and to which the Company is a party. To the Knowledge of the Sellers, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Company. The Company is not party to any collective bargaining agreement.

4.17 Environmental. Except (i) as set forth in Section 4.17 of the Company Disclosure Schedule or (ii) for any matter that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Sellers (a) the Company is in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (b) the Company possess and is in compliance with all Permits required under any Environmental Law for the conduct of its operations and (c) there are no Actions pending against the Company alleging a violation of any Environmental Law.

4.18 Insurance. Section 4.18 of the Company Disclosure Schedule sets forth a list of each insurance policy that covers the Company or its businesses, properties, assets, directors, officers or employees (the “Policies”). Such Policies are in full force and effect in all material respects and the Company is not in violation or breach of or default under any of its obligations under any such Policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.19 Brokers’ Fees. Except as set forth in Section 4.19 of the Company Disclosure Schedule, which such fees shall be paid prior to or at Closing with the Sellers’ cash (including from the Cash Portion), the Sellers and the Company have no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.20 Certain Business Relationships with the Company. Except as set forth in Section 4.20 of the Company Disclosure Schedule and except for the provision of services as an officer or employee of the Company or any of its Subsidiaries, neither the Sellers, nor any Affiliate of the Sellers, has been involved in any business arrangement or relationship with the Company within the past 12 months, and neither the Sellers, nor any Affiliate of the Sellers, owns any asset, tangible or intangible, which is used in the Business.

4.21 Equipment. Section 4.21 of the Company Disclosure Schedule sets forth a complete and accurate list of all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property (collectively, the “Equipment”) owned by the Company other than items having a net book or market value individually of less than five thousand dollars ($5,000) or expensed for tax purposes, as of the date of the Financial Statements. The Company has not acquired an item of Equipment for in excess of such amount since such date. The Equipment, and all personal property held by the Company, are utilized by the Company in the ordinary course of business.

4.22 Customers and Suppliers. Section 4.22 of the Company Disclosure Schedule sets forth a correct and complete list of the top 20 customers and top 20 suppliers of the Companies during the fiscal year ended December 31, 2021 and indicates with respect to each the name, address and dollar volume of business with the Company (including the primary categories, based on purchases or sales, of products or services bought or sold). The Company is not required to provide any material bonding or other financial security arrangements in connection with their transactions with any customer or supplier required to be disclosed on Section 4.22 of the Company Disclosure Schedule except as set forth therein. Since December 31, 2021, no customer or supplier required to be disclosed on Section 4.22 of the Company Disclosure Schedule has terminated its relationship with, or notified the Company in writing that it intends to materially reduce its purchases from or sales to, the Company.

4.23 Potential Conflicts of Interest. Except as set forth in Section 4.23 of the Company Disclosure Schedule, no officer, director, manager, member, stockholder (or Affiliate thereof) or, to the Knowledge of the Sellers, employee of the Company (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock or other equity securities for investment purposes in securities of publicly held and traded companies) or is an officer, director, manager, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using or the use of which is necessary for their business; (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under any Company Benefit Plan and similar matters and agreements; or (d) is party to any agreement, contract or commitment with the Company or has received any loan, advance or investment from the Company that has not been repaid in full prior to the date hereof.

4.24 Bank Accounts. Section 4.24 of the Company Disclosure Schedule sets forth a correct and complete list of: (i) each of the bank accounts of the Company, together with a true and complete list of the authorized signatories for such accounts; and (ii) the names of all Persons authorized to borrow money or sign notes on behalf of the Company.

4.25 Accounts Receivable. Except as set forth in Section 4.25 of the Company Disclosure Schedule, all accounts and notes receivable of the business of the Company arose in the ordinary and usual course of the business, represent valid obligations due, and except for installment loan contracts and customer side notes either have been collected in full or, to the Knowledge of the Sellers, are expected to be collected in full not later than 30 days after the invoice or due date of such receivables.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that each statement contained in this Article V is true and correct as of the date hereof. Any representation or warranty concerning the Buyer shall be deemed to be a representation concerning the Buyer and its Subsidiaries, if any, as a whole unless the context specifically requires otherwise.

5.1 Organization. The Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware.

5.2 Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder (including the issuance of the Buyer Notes and any securities, if any, issuable upon conversion thereof) and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than compliance with the filing and notice requirements set forth in Section 5.3(b)(i)). This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) as set forth in Section 5.3(b)(i) of the Buyer’s Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, result in any Lien on the Buyer Notes to be issued to the Sellers.

5.4 Litigation. There is not Action pending or, to the knowledge of the Buyer threatened against the Buyer that (i) are reasonably likely to prohibit or restrain the ability of the Buyer to enter into this Agreement or consummate the Transaction and the other transactions contemplated by this Agreement or (ii) if adversely determined will result in a material adverse effect on the business, operations or financial condition of the Buyer.

5.5 Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or the Company.

5.6 SEC Filings. Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by the Buyer under the 1933 Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, for the one year period preceding the date hereof (or such shorter period as the Buyer was required by law or regulation to file such material) (collectively, the “SEC Filings”). At the time of filing thereof, the SEC Filings complied in all material respects with the requirements of the 1933 Act or the 1934 Act, as applicable, and the rules and regulations of the SEC thereunder

5.7 Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of Buyer as of the dates shown and its consolidated results of operations and cash flows for the periods shown, subject in the case of unaudited financial statements to normal, immaterial year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except that the unaudited financial statements may not contain all footnotes required by GAAP).

ARTICLE VI
COVENANTS

6.1 Consents. The Sellers and the Company, on the one hand, and Buyer, on the other hand, will use their commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.2 Operation of the Company’s Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law, (iii) for the Reorganization and the transactions contemplated thereby or (iv) with the prior written consent of the Buyer (which consent will not be unreasonably withheld, delayed or conditioned), will use commercially reasonable efforts to carry on their business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a) any change in the articles of formation, operating agreement or other governing agreement of the Company or any amendment of any material term of any outstanding security of the Company;

(b) any issuance or sale of any additional membership interests, or rights of any kind to acquire any membership interests or partnership interests of the Company (whether through the issuance or granting of options or otherwise); (other than tax distributions),

(c) pay any distribution redeem any membership interests or otherwise make any distribution of cash or other assets of the Company other than in the ordinary course of business in amounts and on terms consistent with past practice or as contemplated by Section 6.9);

(d) any incurrence, guarantee or assumption by the Company of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(e) any change in any method of accounting, accounting principle or accounting practice by the Company which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(f) except in the ordinary course of business (i) any adoption or material amendment of any of the Company Benefit Plans, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that the Company may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any of the Company Benefit Plans if the cost to such Person of providing benefits thereunder is not materially increased;

(g) except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or Contracts to which the Company is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Material Adverse Effect;

(h) any change in the Tax elections made by the Company or in any accounting method used by the Company for Tax purposes, where such Tax election or change in accounting method may have a material effect upon the Tax Liability of the Company for any period or set of periods, or the settlement or compromise of any material income Tax Liability of the Company;

(i) except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset (including, without limitation, any of the Company’ Intellectual Property) of the Company (whether by merger, consolidation or otherwise) by the Company;

(j) any grant of a Lien on any properties and assets of the Company that would have, individually or in the aggregate, a Material Adverse Effect; or

(k) any entry into any agreement or commitment to do any of the foregoing.

6.3 Access. The Company will permit the Buyer and its Representatives to have reasonable access, during normal business hours and at mutually agreeable times, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Company.

6.4 Notice of Developments. The Sellers and the Company will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect or would reasonably be expected to cause a breach of any of their respective representations, warranties, covenants or other agreements contained herein; provided, that, to the extent Sellers and the Company provide any such notice of a breach of any of their respective representations, warranties, covenants or other agreements contained herein and the Buyer elects to consummate the Closing, the Buyer shall be deemed to have waived such breach and shall have no recourse to the Company or the Sellers arising from or out of such disclosed breach. The Buyer will give prompt written notice to the Sellers and the Company of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

6.5 No Solicitation. The Company and Sellers agree that, from and after the date hereof and until the earlier of (i) notice from Buyer that it does not intend to proceed with the Acquisition, (ii) the 60th day after the date of this Agreement or (iii) the termination of this Agreement in accordance with Article VIII (the “Non-Solicitation Period”):

(a) The Sellers and the Company will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b) From and after the date of this Agreement, without the prior consent of the Buyer, neither the Sellers nor the Company will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(c) In addition, the Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by the Sellers or the Company, or any of their Representatives, during the Non-Solicitation Period.

6.6 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Sellers, the Company and the Buyer will use their commercially reasonable efforts to take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable, including, in the case of the Buyer, it will use its commercially reasonable efforts to obtain debt and/or equity financing (“Buyer Financing”) in order to be able to consummate the Acquisition.

6.7 Covenant not to Compete. For a period of three years from and after the Closing (the “Noncompetition Period”), the Sellers shall not engage directly or indirectly in any business that is competitive with the current business of the Company as of the date hereof (the “Business”) in any geographic area in which the Business is conducted as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses; provided, further, that any default not cured within any applicable cure period under the Buyer Notes shall result in the automatic expiration of the Noncompetition Period. During the Noncompetition Period, the Sellers shall not induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Sellers shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer; provided, that, nothing herein shall prohibit (i) Stuart Benson and Ryan Benson from working together at such time as both are no longer employed by the Company or any of its Subsidiaries or (ii) Dr. Donald Hayes from providing chiropractic services or nutritional consulting services. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.8 Financial Information. The Sellers shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with the GAAP for the two full fiscal years preceding the Closing Date, by making available the Sellers’ records as they are maintained in the ordinary course of business and answering reasonable questions.

6.9 Payment of Transaction Fees. On or prior to the Closing, the Sellers will pay all transaction fees owed by the Company or the Sellers in connection with the Acquisition, including any fees due and owing to its brokers, attorneys or other advisors.

6.10 Employee Benefit Matters.

(a) Buyer agrees that each employee of the Company and its Subsidiaries as of immediately prior to the Closing (a “Continuing Employee”) will, for a period of at least twelve (12) months following the Closing Date, be provided with (i) a rate of base salary or wages and bonus and commission opportunity that is not less favorable than the rate of base salary or wages and bonus and commission opportunity paid by the Company or any Subsidiary to such Continuing Employee immediately prior to the Closing and (ii) with employee benefits (including without limitation retirement, welfare and severance benefits) that are not less favorable than the employee benefits provided by the Company or any Subsidiary to such Continuing Employee immediately prior to the Closing (with the comparison of benefits under this clause (ii) determined with reference to benefits other than equity compensation programs).

(b) With respect to each benefit plan, program, practice, policy or arrangement maintained by the Buyer (including the Company) following the Closing Date and in which any of the Continuing Employees participate (the “Purchaser Plans”), for purposes of determining eligibility to participate and vesting purposes (but not for accrual of benefits other than determining the level of vacation pay accrual and level of severance benefits), service with the Company or any Subsidiary (or predecessor employers to the extent the Buyer provides past service credit) shall be treated as service with the Buyer, except to the extent such service credit would result in any duplication of benefits. Buyer shall use commercially reasonable efforts to cause each applicable Purchaser Plan to waive, to the extent permitted by applicable law, eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations. To the extent permitted by applicable law and to the extent applicable in the plan year that contains the Closing Date, Buyer shall use commercially reasonable efforts to give the Continuing Employees credit under the applicable Purchaser Plan for amounts paid prior to the Closing Date during the calendar year in which the Closing Date occurs under a corresponding benefit plan for purposes of applying deductibles, co-payments and out of pocket maximums, as though such amounts had been paid in accordance with the terms and conditions of the Purchaser Plan.

(c) Nothing contained herein shall be construed as requiring, and the Company and its Subsidiaries shall take any action that would have the effect of requiring, Buyer or the Company or any of its Subsidiaries to continue any specific Company Benefit Plan or to continue the employment of any specific Person.

6.11 Transfer Taxes. All Transfer Taxes imposed with respect to the transactions contemplated by this Agreement shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Buyer. Buyer and the Sellers, as applicable, hereby agree to file in a timely manner all necessary documents (including, but not limited to, all Tax returns) with respect to all such amounts.

6.12 Continuing Provisions.

(a) For a period of six (6) years after the Closing, Buyer shall not, and shall ensure that the Company and its Subsidiaries do not, amend, alter, repeal or modify any provision in their organizational documents and any indemnification agreements to which the Company or any Subsidiary is bound relating to, in each case, the exculpation or indemnification of any officers, directors or managers in any way that diminishes or adversely affects the indemnification or exculpation provided therein (unless required by Law), it being the intent of the parties that the officers, directors and managers of the Company and its Subsidiaries who were officers, directors and managers at any time prior to the Closing (each, a “D&O Indemnified Person”) shall continue to be entitled to such exculpation and indemnification to the fullest extent provided for under applicable Law.

(b) In the event Buyer, the Company or its Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Buyer, the Company or its Subsidiaries, as the case may be, shall assume the obligations set forth in this Section 6.12. The provisions of this Section 6.12 shall survive the Closing and are expressly intended to benefit each of the D&O Indemnified Persons,

6.13 Confidentiality. Prior to the Closing, Buyer shall hold, and cause each of their respective Representatives to hold, all documents and information concerning the Company and its Subsidiaries (including any documents and information obtained pursuant to Section 6.3) in confidence in accordance with the Confidentiality Agreement.

6.14 Agreement as to Certain Documents. The form of the Buyer Notes and the Benson Employment Agreement (as defined below) shall have been agreed to, in writing (including via email), by the parties by the fourteenth (14th) day following the Agreement Date (the “Agreement Covenant”).

ARTICLE VII
CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Buyer will have received a certificate signed by the Sellers to such effect.

(b) Each of the Sellers and the Company will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the ability of each of the Sellers and the Company to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Sellers to such effect.

(c) There shall not have occurred any Material Adverse Effect.

(d) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(e) Sellers shall have obtained the consents set forth on Section 3.2(b) and Section 4.4(b) of the Company Disclosure Schedule.

(f) The Sellers shall have obtained releases of any Liens against any of the assets of the Company.

(g) The Company shall have delivered good standing certificates of the Company and its Subsidiaries from their jurisdiction of organization.

(h) The Buyer and Ryan M. Benson shall have entered into a three (3) year employment agreement, in form and substance mutually agreeable to Mr. Benson and Buyer (the “Benson Employment Agreement”), appointing Mr. Benson as the Chief Executive Officer of the Company.

(i) The Buyer shall have obtained the Buyer Financing.

(j) All a salary, wages, commissions, bonuses and severance payments owed to Company employees through the Closing Date have been paid by the Company.

(k) The Company shall have fully divested itself of any interests, direct or indirect, relating to the cannabidiol, commonly known as CBD, business.

(l) The landlord for the Real Property Lease shall have consented to the assignment by Landlord ESE Realty LLC of such Real Property Lease.

(m) Buyer shall be satisfied with its due diligence investigation of the Company and its Subsidiaries, however, Buyer may not exercise this condition on or after the later to occur of (i) the fourteenth (14th) day following the date of this Agreement and (ii) the fifth (5th) day following delivery of completed Company Disclosure Schedules (other than the Financial Statements)(the later to occur of (i) and (ii), the “Trigger Date”).

7.2 Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(b) The Buyer will have performed in all material respects all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received a certificate signed on behalf of the Buyer by a duly authorized officer of the Buyer to such effect.

(c) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(d) Buyer shall have obtained the consents set forth on Section 5.3(b)(i) of the Buyer Disclosure Schedule.

(e) Sellers shall have received evidence from Buyer, in form satisfactory to Sellers, that Buyer has obtained the Buyer Financing.

(f) Buyer and Mr. Ryan Benson shall have entered into the Benson Employment Agreement.

(g) Any potential adjustment to the Purchase Price pursuant to Section 2.2(a) shall be satisfactory to Sellers, in their sole discretion.

(h) The terms and conditions of the Ceautamed Purchase shall be satisfactory to the Sellers, in their sole discretion.

(i) Buyer or the Company shall have entered into a one year consulting agreement with Dr. Donald Hayes pursuant to which Dr. Hayes shall provide certain agreed upon consulting services during the one year period following the Closing in consideration of four (4) quarterly payments of $25,000.

ARTICLE VIII
TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Sellers at any time prior to the Closing;

(b) by either the Buyer or the Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Sellers if the Closing does not occur on or before the date that that is ninety (90) days after the date of delivery to the parties of the Quality of Earnings Report; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing conditions set forth in Sections 7.1(a) or (b) or Sections 7.2(a) or (b), as applicable, to be satisfied by such time;

(d) by the Buyer if either of the Sellers or the Company has breached their respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied;

(e) by the Sellers if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied;

(f)  by the Sellers or the Buyer if the Buyer Financing has not been obtained on or prior to 6 weeks from the Trigger Date.

(g)  by either the Buyer or Sellers pursuant to the last sentence of Section 2.2(a)(ii);

(h)  by either Buyer or the Sellers if the Agreement Covenant is not satisfied by the date specified in Section 6.14; or

(i)  by Sellers if Buyer proposes to amend any of the terms and conditions of this Agreement (including any of the economic terms of this Agreement).

8.2  Effect of Termination. In the event of termination of this Agreement by either Sellers or the Buyer as provided in Section 8.1 , this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Company or the Sellers (or any stockholder, member, agent, consultant or Representative of any such party); provided, that the provisions of Sections 10.1, 10.6, 10.7, 10.10 and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3  Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Company and the Sellers.

8.4  Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Company or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or any conditions to its own obligations. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Sellers and the Company, may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to their own obligations. Any agreement on the part of the Sellers and the Company to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Sellers and the Company. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE IX
INDEMNIFICATION

9.1  Survival. The representations and warranties made herein and in any certificate delivered in connection herewith shall survive the Closing for a period of ninety (90) days following the Closing Date, at which time they shall expire; provided, however, that the representations and warranties set forth in Sections  3.1 (Authority and Enforceability), 3.3 (The Securities), 3.4 (Brokers Fees), 4.1 (Organization, Qualification and Corporate Power; Authority and Enforceability), 4.3 (Capitalization), 4.6 (Taxes), 4.19 (Brokers Fees), 5.1 (Organization); 5.2 Authorization) and 5.4 (Broker Fees) of this Agreement (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all post-Closing agreements and post-Closing covenants contained in this Agreement will survive the Closing and remain in effect until performed (or the applicable expiration date set forth in such post-Closing covenant). All pre-Closing covenants shall expire on the Closing Date.

9.2  Indemnification by Sellers. From and after the Closing, subject to the limitations set forth in this Article IX, the Sellers agree to indemnify, defend and save Buyer and its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from any and all losses, liabilities, damages, fines, and out-of-pocket costs and expenses (including reasonable attorneys’ fees) against or affecting such Person; provided, that “Losses” shall not include (i) punitive damages, (ii) special damages, (iii) Losses based on diminution of value (whether on a multiple or other basis) or (iv) speculative damages or other damages that are not the reasonably foreseeable consequence of the breach giving rise to such Losses except, in the case of (i) and (iv), to the extent such damages are required to be paid to a third party pursuant to a Third-Party Claim. (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of the Sellers or the Company contained in Article III or IV of this Agreement; or (b) the failure of Sellers to perform any of their covenants or obligations contained in this Agreement.

9.3  Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and to the extent applicable, the Sellers’ Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Sellers Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the Fundamental Representations of Buyer contained in Article V of this Agreement or (b) the failure of Buyer to perform any of its covenants or obligations contained in this Agreement.

9.4  Indemnification Procedure.

(a)  If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

(b)  In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

9.5  Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 9.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 9.5 shall be deemed to extend the period for which Sellers’s representations and warranties will survive Closing as set forth in Section 9.1 above.

9.6  Limitations on Indemnification Obligations. Notwithstanding anything in this Agreement to the contrary, (i) neither Party shall be liable to the other Party for Losses arising under Section 9.2 or 9.3, as applicable, unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representations and warranties and (ii) the liability of the Sellers to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.2 is subject to the following limitations:

(a)  The Sellers shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 (other than with respect to Fundamental Representations) to the extent that the aggregate amounts otherwise indemnifiable for all such Losses exceeds an aggregate maximum amount equal to fifteen percent (15%) of the Purchase Price actually received by the Sellers in cash or from the receipt of payments under the Buyer Notes.

(b)  No Seller shall, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under this Agreement (including Section 9.2) in excess of the sum of (i) the aggregate Purchase Price received by such Seller in cash at the Closing and (ii) the cash proceeds received by such Seller from payment of the Buyer Notes.

(c)  With respect to any indemnification claim for Losses hereunder, such Seller shall solely be responsible for its Pro Rata Share of such indemnification claim. Notwithstanding the foregoing, no Seller shall be responsible for any breach (i) of a representation and warranty made in Article III by any other Seller and (ii) of a post-Closing covenant by any other Seller.

(d)  The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.2 (other than with respect to Fundamental Representations) until and unless the aggregate amounts indemnifiable for such breaches exceeds $150,000, at which point the Indemnifying Party will be obligated to indemnify the Buyer Indemnified Party from and against all Losses relating back to the first dollar of Losses.

(e)  Without limiting the effect of any other limitation contained in this Article IX, for purposes of computing the amount of any Losses incurred by any Buyer Indemnified Party under this Article IX, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments, reimbursements or other recoveries actually received (net of actual out-of-pocket costs of enforcement, deductibles and retro-premium adjustments), and any Tax benefits realizable, by Buyer or any of its Affiliates in connection with such Losses or any of the circumstances giving rise thereto. If Buyer or any of its Affiliates becomes entitled to receive any insurance proceeds, indemnification payments, contribution payments, or reimbursements or other recoveries or Tax benefit after an indemnification payment has been made to it, Buyer or its Affiliates, as the case may be, shall promptly pay (up to the aggregate amount of indemnification payments previously made to Buyer or its Affiliates hereunder) to the Sellers, the amount of such insurance proceeds, indemnification payments, contribution payments, or reimbursements or other recoveries or Tax benefit at such time or times as and to the extent that such insurance proceeds, indemnification payments, contribution payments, or reimbursements or other recoveries or Tax benefits are actually received by Buyer or its Affiliates.

(f)  If a Seller is finally determined to be liable to a Buyer Indemnified Party for Losses arising under Section 9.2, such Losses shall be paid as follows: (i) fifty percent (50%) of such Losses shall be paid in cash; (ii) twenty-five percent (25%) of such Losses shall be paid through a reduction in the principal amount of such Seller’s Buyer Note I; and (iii) twenty-five percent (25%) of such Losses shall be paid through a reduction in the principal amount of such Seller’s Buyer Note II. Provided that the Buyer shall not seek payment in a manner contrary to the immediately preceding sentence unless otherwise agreed to by such Seller, unless the cash portion of the Loss set forth in (i) above is not paid in full, in which case Buyer may seek an increase in the reduction in the principal amount of such Seller’s Buyer Note I or Buyer Note II in an amount equal to the cash shortfall.

9.7  Payments; Characterization. Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party. The parties agree that any indemnification payments made pursuant to this Article IX shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by Law.

9.8  Recoupment under Buyer Notes. Subject to the limitations set forth in this Article IX, if the Sellers are finally determined to be liable to the Buyer or any other Buyer Indemnified Party for any indemnification claim in accordance with this Article IX, Buyer shall have the right to set-off a portion of the amount of such claim in accordance with Section 9.6(f) against their obligations against the Buyer Notes (or such greater portion as may be agreed to by the Sellers and Buyer).

9.9  Sole and Exclusive Remedy. The indemnification provisions contained in this Article IX are intended to provide the sole and exclusive remedy following the Closing as to all Losses any Buyer Indemnified Party may incur arising from or relating to this Agreement, the Acquisition or the transactions contemplated hereby (it being understood that nothing in this Section 9.9 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other similar equitable remedies with respect to the covenants referred to in this Agreement).

ARTICLE X
MISCELLANEOUS

10.1  Press Releases and Public Announcement. Neither the Buyer on the one hand, nor the Sellers or the Company on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable Law.

10.2  No Third-Party Beneficiaries. Except as otherwise expressly provided for under this Agreement, this Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.3  Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.4  Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Sellers, and, in the case of assignment by the Sellers or the Company, the Buyer.

10.5  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.6  Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

If to the Buyer:	SMART FOR LIFE, INC.
10575 NW 37th Terrace
Doral, FL 33178
Attention: Alfonso J. Cervantes
Email:

with a copy to:	BEVILACQUA PLLC
1050 Connecticut Avenue, NW
Suite 500
Washington, D.C. 200036
Attn: Louis A. Bevilacqua
Email:
Fax:

If to the Company:	Ceautamed Worldwide, LLC
1289 Clint Moore Road
Boca Raton, FL 33487
Attn: Stuart Benson and Ryan Benson
Email:

with a copy to:	Greenberg Traurig, P.A.
401 E. Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
Attn: Mathew Hoffman
Email:

If to RMB:	RMB INDUSTRIES, INC.
1289 Clint Moore Road
Boca Raton, FL 33487
Attn: Ryan Benson
Email:

with a copy to:	Greenberg Traurig, P.A.
401 E. Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
Attn: Mathew Hoffman
Email:

If to RTB:	RTB CHILDRENS TRUST
1289 Clint Moore Road
Boca Raton, FL 33487
Attn: Stuart Benson
Email:

with a copy to:	Greenberg Traurig, P.A.
401 E. Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
Attn: Mathew Hoffman
Email:

If to the D&D:	D&D HAYES, LLC
55900 Pebble Beach
La Quinta, CA 92253
Attn: Dr. Donald Hayes
Email:

with a copy to:	Greenberg Traurig, P.A.
401 E. Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
Attn: Mathew Hoffman
Email:

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.7  Governing Law; Mediation; Arbitration.

(a)  This Agreement shall be governed by and construed under the laws of the State of Florida without regard to the choice of law principles thereof.

(b)  The Parties agree to attempt to resolve any dispute, claim or controversy arising out of or relating to this Agreement by mediation, which shall be conducted under the then current mediation procedures of JAMS or any other procedure upon which the Parties may agree. The Parties further agree that their respective good faith participation in mediation is a condition precedent to pursuing any other available legal or equitable remedy, including litigation, arbitration or other dispute resolution procedures. Either party may commence the mediation process by providing to the other party written notice, setting forth the subject of the dispute, claim or controversy and the relief requested. Within ten (10) days after the receipt of the foregoing notice, the other party shall deliver a written response to the initiating party’s notice. The initial mediation session shall be held within thirty (30) days after the initial notice. The Parties agree to share equally the costs and expenses of the mediation (which shall not include the expenses incurred by each party for its own legal representation in connection with the mediation). The Parties further acknowledge and agree that mediation proceedings are settlement negotiations, and that, to the extent allowed by applicable law, all offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties or their agents shall be confidential and inadmissible in any arbitration or other legal proceeding involving the parties; provided, however, that evidence which is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. The provisions of this section may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including reasonable attorneys’ fees, to be paid by the party against whom enforcement is ordered.

(c)  All disputes, controversies or claims between the Parties hereto arising out of or in connection with this Agreement (including its existence, validity or termination) that cannot be amicably resolved or resolved through mediation shall be finally resolved and settled by arbitration administered by the JAMS in accordance with its commercial arbitration rules. The arbitration tribunal shall be composed of one (1) arbitrator. The arbitration will take place in Miami, Florida, and shall be conducted in the English language. The arbitration award shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of the federal and state courts located in the Miami, Florida for such purpose and for the purpose of exercising any equitable remedies available to the Parties hereunder, and each party hereby waives any objection such person may have based on improper venue or inconvenient forum in connection with any such action or proceeding in any such court.

10.8  Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

10.9  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.10  Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

10.11 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.12 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

10.13  Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.14 Waiver of Conflict of Interest and Ownership of Attorney Client and Work Product Privilege. Buyer, on behalf of its self and the Buyer Indemnified Parties, and the Company and its Subsidiaries, hereby waive any conflict of interest that may result from the joint representation by Greenberg Traurig, P.A. of the Company, the Subsidiaries and the Sellers, in connection with the Acquisition. In the event of any dispute between Buyer, the Buyer Indemnified Parties, the Company or its Subsidiaries (on the one hand), and the Sellers (on the other hand) in connection with the Acquisition, (x) Buyer, the Buyer Indemnified Parties, the Company and its Subsidiaries hereby expressly and knowingly consent to Greenberg Traurig, P.A. representing the Sellers or any of their Affiliates and declining to represent Buyer, the Buyer Indemnified Parties, the Company or its Subsidiaries in such dispute. This consent constitutes a waiver of any conflict of interest claim against Greenberg Traurig, P.A. as a result of its representation of Sellers or any of their Affiliates that relate primarily to the Acquisition. Buyer, the Buyer Indemnified Parties, the Company and its Subsidiaries further agree that, as to all communications among Greenberg Traurig, P.A. and any of the Company, the Company’s Subsidiaries, the Sellers or any of their Affiliates that relate primarily to the Acquisition, the attorney-client and work product privilege and the expectation of client confidence belongs to Sellers and their Affiliates and may be controlled by them and shall not pass to or be claimed by Buyer, the Buyer Indemnified Parties, the Company or its Subsidiaries. Notwithstanding the foregoing, in the event a dispute arises between Buyer, the Buyer Indemnified Parties, the Company or its Subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, the Company and its Subsidiaries may assert the attorney-client or work product privilege to prevent disclosure of confidential communications by Greenberg Traurig, P.A. to such third party; provided, however, that the Company and its Subsidiaries may not waive such privileges without the prior written consent of Sellers and their Affiliates.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

SMART FOR LIFE, INC.

By:	/s/ Alfonso J. Cervantes
Name:	Alfonso J. Cervantes
Title:	Executive Chairman

COMPANY:

CEAUTAMED WORLDWIDE, LLC

By:	/s/ Stuart A. Benson
Name:	Stuart A. Benson
Title:	Authorized Agent

SELLERS:

RMB INDUSTRIES, INC.

By:	/s/ Ryan M. Benson
Name:	Ryan M. Benson
Title:	President

RTB CHILDRENS TRUST

By:	/s/ Ryan M. Benson
Name:	Ryan M. Benson
Title:	Trustee

D&D HAYES, LLC

By:	/s/ Donald L. Hayes
Name:	Donald L. Hayes
Title:	President, Trustee